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THE MINNESOTA MUTUAL LIFE INSURANCE COMPANY
400 ROBERT STREET NORTH
ST. PAUL, MN 55101-2098
PH 612/665-3500


January 2, 1997                                                 MINNESOTA MUTUAL



Advantus Venture Fund, Inc.
400 Robert Street North
St. Paul, MN  55101



Dear Sir/Madam:

In connection with the purchase by The Minnesota Mutual Life Insurance Company (the "Purchaser") of $25,000,000 of shares, at net asset value, of common stock ("Stock") of Advantus Venture Fund, Inc. (the "Fund"), the Purchaser hereby represents that it is acquiring such Stock for investment with no intention of selling or otherwise disposing or transferring it or any interest in it. The Purchaser hereby further agrees that any transfer of any such Stock or any interest in it shall be subject to the following conditions:

1. The Purchaser shall furnish the Fund and counsel satisfactory to the Fund prior to the time of transfer, a written description of the proposed transfer specifying its nature and consequence and giving the name of the proposed transferee.

2. The Fund shall have obtained from its counsel a written opinion stating whether in the opinion of such counsel the proposed transfer may be effected without registration under the Securities Act of 1933. If such opinion states that such transfer may be so effected, the Purchaser shall then be entitled to transfer its Stock in accordance with the terms specified in its description of the transaction to the Fund. If such opinion states that the proposed transfer may not be so effected, the Purchaser will not be entitled to transfer its Stock unless such Stock is registered.

3. The Purchaser further agrees that all certificates, if any, representing such Stock shall contain on the face thereof the following legend:

         "The shares represented by this certificate may not be transferred without (i) the opinion of counsel satisfactory to Advantus Venture Fund, Inc. that the transfer may be legally made without registration under the Federal Securities Act of 1933; or (ii) such registration."


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Advantus Venture Fund, Inc.
January 2, 1997
Page 2


The Purchaser hereby authorizes the Fund to take such action as it shall reasonably deem appropriate to prevent any violation of the Securities Act of 1933 in connection with the transfer of Stock, including the imposition of a requirement that any transferee of the Stock sign a letter agreement similar to this one.

Very Truly Yours,

The Minnesota Mutual Life Insurance Company



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Paul H. Gooding, Vice President

PHG/jh